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Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA  19103-2921                          [MORGAN LEWIS LOGO]
Tel. 215.963.5000
Fax: 215.963.5001
www.morganlewis.com


September 15, 2003

Graham Packaging Holdings Company
Graham Packaging Company, L.P.
GPC Capital Corp. I
2401 Pleasant Valley Road
York, Pennsylvania 17402

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Graham Packaging Company, L.P., a Delaware limited partnership (the "Operating Company"), GPC Capital Corp. I, a Delaware corporation (together with the Operating Company, the "Issuers"), and Graham Packaging Holdings Company, a Pennsylvania limited partnership (the "Guarantor"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Issuers and the Guarantor with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Issuers of $100,000,000 aggregate principal amount of 8 3/4% Series B Senior Subordinated Notes due 2008 (the "Exchange Notes") and the issuance by the Guarantor of its guarantee (the "Guarantee"), with respect to the Exchange Notes. The Exchange Notes will be issued under an indenture (the "Indenture") dated as of February 2, 1998 among the Issuers, the Guarantor and The Bank of New York, as Trustee. The Exchange Notes will be offered by the Issuers in exchange for $100,000,000 aggregate principal amount of their outstanding 8 3/4% Senior Subordinated Notes due 2008 (the "Notes") that are issued under the Indenture and guaranteed by the Guarantor.

We have examined the Registration Statement and the Indenture. We have also examined such certificates of public officials, partnership documents and other certificates and instruments, and have made such investigations of law, as we have deemed necessary in connection with the opinions hereinafter set forth. In all examinations made by us in connection with this opinion, we have assumed the genuineness of all signatures and the conformity to the executed originals of all documents submitted to us as conformed or photostatic copies and that each natural person who executed any of such documents had sufficient legal capacity to do so.

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Graham Packaging Holdings Company
Graham Packaging Company, L.P.
GPC Capital Corp. I
September 15, 2003
Page 2

Based upon the foregoing, and subject to the qualifications herein set forth, we are of the opinion as of the date hereof that:

1. The Guarantor has duly authorized, executed and delivered the Indenture.

2. The execution, delivery and performance by the Guarantor of the Indenture and the Guarantee will not violate the partnership agreement or certificate of limited partnership of the Guarantor or (assuming compliance with Pennsylvania securities or Blue Sky laws) any Pennsylvania statute.

The foregoing opinions are subject to the following qualifications:

A. We have assumed that Holdings is engaged solely in the businesses described in the Registration Statement.

B. The foregoing opinions are limited to the law of the Commonwealth of Pennsylvania, and we do not express any opinion on any other law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In doing so, we do not thereby admit that we are among the class of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated by the Commission thereunder.

In rendering its opinion filed as an exhibit to the Registration Statement, Simpson Thacher & Bartlett LLP, special counsel to the Issuers and the Guarantor, may rely upon this opinion as to the matters of Pennsylvania law covered hereby.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
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Morgan, Lewis & Bockius LLP